(10.71)
        Asset Purchase Agreement between Aero Services International, Inc. and Jason IV Aviation, Inc. dated May 10, 1996.

                          ASSET PURCHASE AGREEMENT

      THIS ASSET PURCHASE AGREEMENT (the "Agreement") is made this 10th day of May, 1996, by and among AERO SERVICES INTERNATIONAL, INC. ("Seller"), a Louisiana corporation with its principal place of business at 660 Newtown-Yardley Road, Newtown, Pennsylvania 18940, JASON IV AVIATION, INC. ("Purchaser"), a Louisiana corporation with its principal place of business at 5500 Stars and Stripes Boulevard, New Orleans, Louisiana 70126, and ORLANDO E. PANFILE, an individual residing at 96 Buckhaven Hill, Upper Saddle River, New Jersey 07458 ("Panfile").

                                           W I T N E S S E T H:

        WHEREAS, Seller is the owner of fixed base operations serving the aviation industry at the New Orleans Lakefront
Airport, located in New Orleans, Louisiana (the "Airport"); and

        WHEREAS, Seller was the lessee under a certain lease agreement by and between Seller and the Board of Levee
Commissioners of the Orleans Levee District (the "Levee Board")
("Seller's FBO Lease"); and

        WHEREAS, Purchaser is the owner of its own fixed base operations serving the aviation industry at the Airport; and

        WHEREAS, Purchaser is also a lessee under a lease agreement by and between Purchaser and the Levee Board; and

        WHEREAS, as of February 1, 1996, Seller and Purchaser consolidated, for operational purposes, their fixed base operations at the Airport; and

        WHEREAS, since February 1, 1996, Purchaser has been managing and operating the consolidated fixed base operations of Purchaser and Seller at the Airport; and

        WHEREAS, under the terms and conditions hereinafter set forth, Purchaser desires to purchase and acquire from Seller, and Seller desires to sell, transfer and assign to Purchaser, all of Seller's right title and interest in and to Seller's FBO Lease and certain of Seller's assets used in the operation of Seller's FBO (as hereinafter defined);

        NOW, THEREFORE, in consideration of the foregoing premises, the mutual promises and covenants hereinafter set forth, and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

        1. Definitions. In addition to the terms defined elsewhere in this Agreement, unless otherwise stated in this Agreement, the following terms will have the meanings set forth below:

                1.1. "Assumed Obligations" has the meaning ascribed to such term in Section 2.2 hereof.

                1.2. "Cash Flow" means net income (as determined in accordance with Generally Accepted Accounting Principles), adjusted for non-cash income and expenses by adding to the net income, depreciation expense, and reducing net income by Three
Thousand Dollars ($3,000) per month for corporate overhead.

                1.3. "Closing" means the transfer, assignment, conveyance and sale of the Purchased Assets from Seller to Purchaser in exchange for the payment by Purchaser to Seller of the Purchase Price and the assumption by Purchaser of the Assumed Obligations, and the consummation of all other transactions as contemplated by, and in accordance with the terms and conditions of this Agreement.

                1.4. "Closing Date" means the date on which the Closing occurs, which shall be May 7, 1996, or such other date as mutually agreed to by Purchaser and Seller.

                1.5. "Consolidated Operations" means Seller's FBO and Purchaser's FBO, as consolidated for operational purposes, as of the Effective Date and as operated and maintained by Purchaser since the Effective Date.

                1.6. "Contracts" means those written agreements listed on Schedule 1.6 hereto, entered into by Seller pertaining to Seller's FBO.

                1.7.    "Effective Date" means February 1, 1996.

                1.8. "Excluded Assets" means Seller's cash on hand or on deposit, Seller's accounts receivable and those other items listed on Schedule 1.8 hereto, which are not being sold, transferred and assigned to Purchaser hereunder.

                1.9. "F F & E" means the furniture, fixtures, and equipment used by Seller at Seller's FBO, listed on Schedule 1.9 hereto, that are being sold, transferred and assigned to Purchaser hereunder.

                1.10. "Inventory" means the inventory, including oil and fuel inventory, on hand at Seller's FBO as of the Effective Date, as set forth on Schedule 1.10 hereto.

                1.11. "Permitted Encumbrances" means those liens and encumbrances affecting the Purchased Assets listed on
Schedule 1.11 hereto.

                1.12. "Purchase Price" has the meaning ascribed to such term in Section 2.3 hereto.

                1.13. "Purchased Assets" means the F F & E, Inventory, Seller's FBO Lease, and the Contracts as defined herein, but does not include Seller's cash on hand or on deposit or Seller's accounts receivable.

                1.14. "Purchaser's FBO" means the fixed base operations of Purchaser (including, without limitation, Purchaser's leasehold interest and operational assets at the Airport) as maintained and operated by Purchaser at the Airport prior to and on the Effective Date.

                1.15. "Seller's FBO" means the fixed base operations of Seller (including, without limitation, Seller's leasehold interest and operational assets at the Airport) as maintained and operated by Seller at the Airport prior to the Effective Date.

                1.16. "Senior Lender" means Huntington National Bank, a national banking institution with offices in Cincinnati, Ohio, or such other bank or lending institution that provides financing to Purchaser in an amount of not less than Seven
Hundred Fifty Thousand Dollars ($750,000), to be used by
Purchaser as operating capital and to retire Purchaser's current indebtedness to Gulf Coast Bank and Trust Company, with offices in New Orleans, Louisiana ("Gulf Coast Bank").

        2.      Sale and Purchase of Assets; Assumed Obligations.
2.1. On the terms and subject to the conditions set forth in this Agreement, Purchaser hereby agrees to purchase the Purchased Assets from Seller and Seller hereby agrees to sell, convey, transfer, assign and set over the Purchased Assets to Purchaser (which Purchased Assets were physically delivered to Purchaser on the Effective Date), in their "AS IS" and "WHERE
IS" condition, free and clear of all liens and encumbrances, except for the Permitted Encumbrances.

                2.2. Purchaser hereby assumes, and expressly agrees to pay, perform and discharge, each and all of the liabilities and obligations shown on Schedule 2.2 hereto, together with the cost of (and payment obligations with respect to) any and all inventory, equipment or other assets of whatever nature and kind delivered to the Consolidated Operations as of and after the Effective Date, regardless of when ordered, and regardless of whether ordered by Purchaser or Seller (collectively, the "Assumed Obligations"). Except for the Assumed Obligations, the
Contracts and Seller's FBO Lease, each of which is expressly assumed by Purchaser, the parties acknowledge and agree that Purchaser does not and will not assume any responsibility or liability whatsoever for any of Seller's other debts, obligations, or liabilities arising at any time.

                2.3. In consideration for Seller's sale, transfer, conveyance and assignment of the Purchased Assets to Purchaser, at the Closing, Purchaser shall pay the Purchase Price and assume the Assumed Obligations. The Purchase Price for the
Purchased Assets shall be (i) Nine Hundred Thousand Dollars ($900,000), plus the invoice cost of all oil inventory and fuel stored in refueler trucks at Seller's FBO as of the Effective
Date, plus thirty-five percent (35%) of Cash Flow from the Consolidated Operations for each of February 1996 and March
1996, plus, if the Closing does not occur on or before May 15, 1996, thirty-five percent (35%) of Cash Flow from the Consolidated Operations for April 1996 (provided, however, that if Cash Flow from the Consolidated Operations exceeds Seven
Hundred Thousand Dollars ($700,000) for the current fiscal year of Purchaser, then, Seller shall receive forty percent (40%) of Cash Flow from the Consolidated Operations for each of February
1996, March 1996, and, if applicable, April 1996, with such additional amount ("Seller's Additional Share of Cash Flow") being due and payable by Purchaser to Seller within sixty (60) calendar days after the last day of Purchaser's current fiscal year).  The Purchase Price shall be paid, as follows:

                ( a )            Three Hundred Thousand Dollars ($300,000),
plus Seller's portion of Cash Flow from the Consolidated
Operations for February 1996 (but not including Seller's
Additional Share of Cash Flow for such month, if any), plus the invoice cost of all oil inventory and fuel stored in refueler trucks at Seller's FBO as of the Effective Date shall be paid in cash or by wire transfer at or prior to the Closing.

                ( b )            Six Hundred Thousand Dollars ($600,000),
shall be paid in the form of promissory notes delivered by Purchaser to Seller at the Closing, as follows:

                (i) a promissory note, dated April 1, 1996, made payable by Purchaser to the order of Seller in the original principal amount of One Hundred Thousand Dollars ($100,000), in the form attached hereto as Exhibit A (the "A Note"), which A
Note shall bear interest at the rate of eight percent (8%) per annum from April 1, 1996 until paid; and

                (ii) a promissory note, dated April 1, 1996, made payable by Purchaser to the order of Seller in the original principal amount of Five Hundred Thousand Dollars ($500,000.00), in the form attached hereto as Exhibit B (the "B Note"), which B Note, shall bear interest at the rate of nine percent (9%) per annum from April 1, 1996 until paid.

        Interest shall accrue on the outstanding principal amount of the A Note from and after April 1, 1996, and shall be due and payable monthly in arrears on the first (1st) day of each month, commencing on the first (1st) day of May, 1996. The entire outstanding principal amount of the A Note, together with all accrued but unpaid interest and fees, shall be due and payable on April 30, 1997, unless previously accelerated. Interest shall accrue on the outstanding principal amount of the B Note from and after April 1, 1996, and shall be due and payable monthly in arrears on the first (1st) day of each month, commencing on the first (1st) day of May, 1996. The entire outstanding principal amount of the B Note, together with all accrued but unpaid interest and fees, shall be due and payable on March 31, 1999, unless previously accelerated. If, prior to the payment in full of all principal, interest and fees due under and account of both the A Note and the B Note
(hereinafter, referred to, collectively, as the "Notes"), (i) Purchaser sells or otherwise disposes of all or any portion of the Consolidated Operations, or any of the assets used in connection therewith, except in accordance with Section 11.2 hereof, or (ii) by reason of newly issued stock, the sale of issued and outstanding stock, or otherwise, there is a change in ownership of Purchaser, all amounts due under and on account of this Agreement and the Notes shall be immediately due and payable. For the purposes of this Agreement, a "change in ownership" of Purchaser shall occur if Panfile ceases to own at least a majority of the issued and outstanding stock of Purchaser.

        So long as there are any amounts outstanding under the Notes, Purchaser shall, commencing on May 1, 1996, and on the first (1st) day of each month thereafter, pay to Seller the additional amount of One Thousand Two Hundred Fifty Dollars ($1,250) as a fee for consulting services.

        ( c )           Seller's portion of Cash Flow from the
Consolidated Operations for March, 1996 (but not including Seller's Additional Share of Cash Flow for each month) shall be set off against the amount due to Purchaser from Seller for Defense Fuel Sales not collected by Seller prior to the Closing Date or paid by Seller to Purchaser at Closing.

        ( d )           If the Closing occurs after May 15, 1996,
Purchaser shall, on or before May 30, 1996, deliver to Seller an amount equal to Seller's portion of Cash Flow from the Consolidated Operations for April 1996.

        ( e )           Purchaser shall pay Seller's Additional Share of
Cash Flow, if any, in cash or by wire transfer, within sixty
(60) calendar days after the last day of Purchaser's current calendar year.

                2.4. For the purpose of securing Purchaser's obligations under Section 2.3 hereof (including, without limitation Purchaser's obligation to pay all amounts due and owing under the Notes and Purchaser's obligation to pay Seller Seller's portion of Cash Flow from the Consolidated Operations, if applicable), and Purchaser's obligations under Section 15 hereof (relating to Purchaser's indemnification of Seller), Purchaser and Seller shall enter into (i) a security agreement in the form attached hereto as Exhibit C (the "Purchased Assets Security Agreement"), pursuant to which Purchaser shall grant Seller a security interest in the Purchased Assets, and (ii) a security agreement in the form attached hereto as Exhibit D (the Consolidated Security Agreement), pursuant to which Purchaser shall grant Seller a security interest in all of Purchaser's tangible and intangible personal property, including, without limitation, furniture, fixtures, equipment, inventory, work in process and accounts receivable. In accordance with the Consolidated Security Agreement, the security interest granted thereunder shall be effective on the first to occur (i) the date on which a Senior Lender has provided financing to Purchaser as contemplated herein, (ii) the date on which Gulf Coast Bank has consented to Sellers second priority security interest in all of Purchasers tangible and intangible personal property, or
(iii) the one hundred twentieth (120th) day after the Closing Date. In accordance with the Consolidated Security Agreement, Sellers security interest shall be subordinate in priority only to the interest of the Senior Lender, securing an amount not to exceed One Million Five Hundred Thousand Dollars ($1,500,000) (the "Senior Debt"), or (ii) if no Senior Lender is in place, Gulf Coast Bank. At such time as a Senior Lender is in place and Seller has a second priority security interest in all of Purchasers tangible and intangible personal property, Seller shall release its lien under the Purchased Assets Security Agreement. At such time as it becomes apparent that a Senior Lender will not provide financing to Purchaser as contemplated herein, but in all cases before one hundred twenty (120) days after the Closing Date, Purchaser will use its best efforts to obtain the consent of Gulf Coast Bank to Purchaser's granting Seller a security interest in all of Purchaser's tangible and intangible personal property as contemplated by this Section 2.4, to the effect that, should Gulf Coast Bank not be replaced by a Senior Lender, Seller shall have a security interest in all of Purchaser's tangible and intangible personal property, which security interest shall be subordinate in priority only to the interest of Gulf Coast Bank (but only to those certain assets to which Gulf Coast Bank's security interest shall have attached prior to the Effective Date). Under no circumstances shall Gulf Coast Bank be granted, and under no circumstances shall there be deemed to exist in favor of Gulf Coast Bank, a security interest in the Purchased Assets senior in priority to Seller's security interest in the Purchased Assets. Purchaser further acknowledges and agrees that if Gulf Coast Bank is not replaced by a Senior Lender within ninety (90) days after the Closing Date, Purchaser will use its best efforts to obtain alternate financing sufficient to satisfy and retire Purchaser's indebtedness to Gulf Coast Bank, the effect of which shall be that Seller's security interest in all of Purchaser's tangible and intangible personal property shall be first in priority to all other parties (including, without limitation, the party providing such alternate financing). For the purpose of this
Section 2.4, "alternate financing" means financing provided by a party other than the Senior Lender for the purpose of satisfying and retiring the Gulf Coast Bank. Alternate financing shall not exceed the amount required to satisfy and retire Purchaser's indebtedness to Gulf Coast, and the party providing alternate financing shall not be entitled to the priorities afforded to the Senior Lender under this Agreement. In accordance with this Section 2.4, Purchaser shall execute and deliver financing statements on form UCC-1 (together with appropriate filing fees), and such other documents or instruments reasonably requested by Seller to evidence or effectuate the security interest herein above described. In order to effectuate the provisions of this Section 2.4, Purchaser shall request the Senior Lender or Gulf Coast Bank, as the case may be, to enter into an intercreditor agreement with Seller, addressing, among other things, their respective priorities with respect to the collateral described herein.

                2.5. Panfile shall personally guarantee and become surety for the full and prompt payment of the Notes and the full and prompt payment and performance of all of Purchaser's other obligations under the Notes and the indemnification provisions set forth in Section 14.2 of this Agreement, which guaranty and suretyship shall be evidenced by a guaranty and suretyship agreement in the form attached hereto as Exhibit E (the "Panfile Guaranty"). Until such time as Aero has (i) a first priority security interest in the Pledged Shares (as hereinafter defined), or (ii) a perfected security interest in the Pledged
Shares subordinate only to the interest of either the Senior
Lender or Gulf Coast Bank, the Panfile Guaranty shall be unlimited. As security for Panfile's full and prompt performance under the Panfile Guaranty, Panfile shall execute and deliver a stock pledge agreement in the form attached hereto as Exhibit F (the "Panfile Pledge Agreement"), together with a stock power (separate from the certificate(s)) executed in blank, pursuant to which Panfile shall pledge to Seller all of the issued and outstanding shares of Purchaser's capital stock standing in Panfile's name (the "Pledged Shares"), which shall constitute all of the issued and outstanding shares of Purchaser's capital stock. In accordance with its terms, the Panfile Pledge Agreement shall be effective on the first to occur of (i) the date on which a Senior Lender has provided financing to Purchaser, as contemplated herein, (ii) the date on which Gulf Coast Bank has consented to Sellers second priority security interest in the pledged shares as contemplated herein, or (iii) the one hundred twentieth (120th) day after the Closing Date. In accordance with the Panfile Pledge Agreement, Seller shall have a security interest in the Pledged Shares, which security interest shall be subordinate in priority only to the interest of (i) the Senior Lender, and only if and to the extent that the Senior Lender requires a security interest in the Pledged Shares, or (ii) if no Senior Lender is in place, Gulf
Coast Bank. If a Senior Lender requiring a pledge of the Pledged Shares is in place and Purchaser's indebtedness to Gulf
Coast Bank is satisfied and retired within one hundred twentieth
(120) days after the Closing Date, then the Panfile Pledge
Agreement shall be effective to grant Seller a security interest in the Pledged Shares subordinate only to the interest of the Senior Lender. If the Senior Lender does not require a pledge of the Pledged Shares, then Seller's security interest in the Pledged Shares shall be first in priority to all other parties, and the stock certificate(s) evidencing the Pledged Shares, together with the stock powers shall be delivered to the Seller.
If a Senior Lender is not in place and Purchaser's indebtedness to Gulf Coast Bank is not satisfied and retired within one hundred twenty (120) days after the Closing Date, Seller shall have a security interest in the Pledged Shares which security interest shall be subordinate in priority only to the interest of Gulf Coast Bank. At such time as it becomes apparent that a Senior Lender will not provide financing to Purchaser as contemplated herein, but in all cases before one hundred twenty
(120) days after the Closing Date, Purchaser and Panfile will use their best efforts to obtain the consent of Gulf Coast Bank to Panfile's pledge of the Pledged Shares to Seller as contemplated by this Section 2.5. At such time as Seller shall have (i) a perfected first priority security interest in the Pledged Shares, or (ii) a perfected security interest in the Pledged Shares subordinate only to the interest of either the Senior Lender or Gulf Coast Bank, Seller's recourse under the
Panfile Guaranty shall be limited to Seller's remedies under the Panfile Pledge Agreement. Panfile hereby represents and warrants to Seller that he is the sole stockholder of Purchaser and that no other person or entity has any options, warrants or other rights to acquire Purchaser's stock. Panfile further represents and warrants to Seller that, except as expressly provided herein, there are no liens, pledges or other encumbrances of, against, or with respect to the Pledged Shares, and Panfile covenants and agrees that, except for the Senior
Lender, Panfile shall not grant or permit any liens, pledges or other encumbrances of, against, or with respect to the Pledged Shares. In order to effectuate the provisions of this Section
2.5, Purchaser shall request the Senior Lender or Gulf Coast
Bank, as the case may be, to enter into an intercreditor agreement with Seller, addressing, among other things, their respective priorities with respect to the Pledged Shares and the obligation of the Senior Lender or Gulf Coast Bank, as the case may be, to hold the certificate(s) evidencing the Pledged Shares and to release such certificate(s) only to Seller if any amounts remain outstanding on the Notes or under this Agreement at such time as the Senior Lender or Gulf Coast Bank, as the case may be, release such certificate(s).

        In addition to the foregoing, until the Notes have been paid in full Panfile hereby grants to Aero the first right and option to purchase all or any portion of the Pledged Shares on Panfile's receipt of a bona fide offer from an independent third party to purchase all or any portion of the Pledged Shares, and Purchaser shall decide to sell same for such amount, the terms of which right of first refusal is set forth with more particularity in Section 17.1 hereof.

                2.6. At the Closing, on receipt of the consideration described in Section 2.3 hereof, Seller shall, as may be appropriate, deliver to Purchaser:

        (a) a general bill of sale conveying or assigning the F F & E and the Inventory to Purchaser;

        (b) an assignment and assumption of Seller's right and obligations under and otherwise with respect to Seller's FBO
Lease, if necessary;

        (c) an assignment and assumption of the Contracts, if necessary;

        (d)     the certificate described in Section 8.3 below;

        (e) a copy of resolutions adopted by the board of directors of Seller, certified by Seller's Secretary, authorizing the sale of the Purchased Assets and the other transactions contemplated by this Agreement;

        (f) any other documents, instruments, or agreements reasonably necessary to effectively transfer ownership of the Purchased Assets from Seller to Purchaser or to accomplish the objectives of this Agreement;

        (g)     a covenant not to compete by Seller as provided in
Section 13 hereafter; and

        (h) a check in the amount of Forty-Seven Thousand Forty Dollars ($47,040) which amount, the parties agree, is equal to all payments collected by Seller, since the Effective Date, on account of defense fuel sales at the Consolidated Operations from and after the Effective Date.

                2.7. The Closing will take place at the offices of Jason III Aviation, Inc. in Cincinnati, Ohio, at 12:00 p.m.
local time on the Closing Date.

        3. Seller's Representations and Warranties. Seller warrants and represents to Purchaser, that, as of the Effective
Date:

                3.1. Seller is a corporation duly organized, validly existing, and in good standing under the laws of the State of Louisiana.

                3.2. The execution, delivery, and performance by Seller of this Agreement has been duly authorized by all necessary corporate action on the part of Seller; this Agreement is a valid and binding obligation of Seller; Seller has all necessary corporate power, capacity, and authority to own the Purchased Asset s, to enter into and perform this Agreement, and to convey the Purchased Assets to Purchaser.

                3.3. All persons who execute and deliver this Agreement, and any other agreement, document, or instrument required by or ancillary to this Agreement, in the name and on behalf of Seller shall be duly authorized by all necessary corporate authority and fully competent to so execute and deliver this Agreement and those documents, and their actions shall bind Seller to the performance of its obligations specified herein and therein.

                3.4. The execution of this Agreement and the fulfillment of all its terms and conditions by Seller will not, to the best of Seller's knowledge, materially violate, result in a material breach of, or constitute a material default under any agreement, instrument, statute, regulation, rule, judgment, order or decree to which Seller is a party or by which Seller is bound, or to which Seller may be subject.

                3.5. Seller has good and marketable title to the Purchased Assets, free and clear of all liens and encumbrances, other than the Permitted Encumbrances.

                3.6. To the best of Seller's knowledge: the Contracts, if any, are in full force and effect and are valid, binding, and enforceable in accordance with their terms; there are no material defaults thereunder; and no event exists that with or without notice or lapse of time would constitute a material default thereunder. To the best of Seller's knowledge, the assignment of the Contracts will not create a material default under any agreement between Seller and any third party. As of the Effective Date, there was, to Seller's knowledge, no material default by Seller or any notice of termination given by Seller existing with respect to any of the Contracts. The
Contracts constitute all of the material written agreements that Seller has with suppliers or customers covering purchases or sales of goods or services at Seller's FBO. On the Closing
Date, there will be no contracts to which Seller is a party and which may be binding upon Purchaser or the Purchased Assets other than the Contracts or contracts terminable at will by Purchaser on the Closing Date without payment of any premium or penalty.

                3.7. To the best of Seller's knowledge, there are no actions, suits, proceedings, or investigations in connection with, or otherwise affecting, the Purchased Assets (whether or not purportedly on behalf of or against Seller) pending or threatened against or affecting Seller at law or equity or bankruptcy, or before or by any federal, state, municipal or other governmental department, commission, board, bureau, agency, or instrumentality, domestic or foreign, that may result in any adverse change in or charge against the Purchased Assets or that would in any way interfere with the ability of Seller to perform this Agreement. Seller has not received any notice of violation of any laws, regulations, ordinances, or orders applicable to the ownership or operation of the Purchased
Assets, or any applicable zoning ordinance, regulation, or other law, order, or requirement relating to the operation or use of the Purchased Assets by Seller, and to the knowledge of Seller there are no such violations.

                3.8. Seller has not had any material, oral or written understanding with any third persons that would affect the Purchased Assets or the transfer of the Purchased Assets to Purchaser, in a manner adverse to the interests of Purchaser.

                3.9. Except as set forth on Schedule 3.10 hereto, there are no licenses, permits, or other regulatory approvals from local, state, or federal officials that are necessary for the operation of Seller's FBO.

                3.10. All returns and reports concerning franchise taxes, unemployment insurance, withholding and payroll taxes, personal property taxes, Social Security, and other reports required to have been filed by the Seller relating to the Purchased Assets pursuant to any law or regulation have been duly filed; and all taxes, interest and penalties relating to the Purchased Assets that are due to any taxing authority, federal, state, or local, with respect to any tax period previously ended have been duly paid or arrangements have been made to pay the same when due subsequent to the Closing Date.
There are no tax liens in favor of any governmental entity affecting the Purchased Assets.

                3.11. No representation or warranty by Seller in this Agreement, no certification furnished to Purchaser by Seller under this Agreement, and no Exhibit or other instrument previously furnished or to be furnished to Purchaser by Seller pursuant to this Agreement or in connection with the transactions contemplated hereunder contains or will contain any untrue statement of material fact, or omits or will omit to state a material fact necessary to make the statements contained herein not misleading.

        4. Purchaser's Representations and Warranties. Purchaser warrants and represents to Seller, as an inducement to Seller to enter into and perform this Agreement, that:

                4.1. Purchaser is a corporation duly organized, validly existing, and in good standing under the laws of the State or Louisiana.

                4.2. The execution, delivery and performance by Purchaser of this Agreement, the Notes and the Security
Agreement has been duly authorized by all necessary corporate action on the part of Purchaser; this Agreement, the Notes and the Security Agreement constitute the valid binding obligations of Purchaser; Purchaser has all necessary corporate power, capacity, and authority to own its properties, to enter into and perform this Agreement, the Notes and the Security Agreement and to purchase the Purchased Assets from Seller.

                4.3. All persons who execute and deliver this Agreement, and any other agreement, document or instrument required by or ancillary to this Agreement (including, without limitation, the Notes), in the name and on behalf of Purchaser shall be duly authorized by all necessary corporate authority and fully competent to so execute and deliver this Agreement and those documents, and their action shall bind Seller to the performance of its obligations specified herein and therein.

                4.4. With the exception of Gulf Coast Bank, the consent of which Purchaser shall use its best efforts to obtain the execution of this Agreement, the Notes, the Security
Agreement and any other document or instrument in connection herewith or related hereto, and the fulfillment of all of the terms and conditions hereunder or thereunder by Purchaser will not violate, result in a breach of, or constitute a default under any agreement, instrument, regulation, rule, judgment, order, or decree to which Purchaser is a party or by which Purchaser or its properties are bound, or to which Purchaser or its properties may be subject.

                4.5. Except as set forth on Schedule 4.5 hereto ("Purchaser's Current Indebtedness"), other than trade payables in the ordinary course of business (which, in the aggregate, do not exceed Five Hundred Thousand Dollars ($500,000)), the Senior Debt, and Purchaser indebtedness and obligations to Seller under this Agreement, there exists no other indebtedness or obligations of Purchaser.

                4.6. There are no actions, suits, proceedings, or investigations (whether or not purportedly on behalf of or against Purchaser) pending or threatened against or affecting Purchaser at law or equity or bankruptcy, or before any federal, state, municipal or other governmental department, commission, board, bureau, agency, or instrumentality, domestic or foreign, that may result in any adversely affect Purchaser's ability to perform hereunder or under the Notes.

                4.7 The security interests in favor of Gulf Coast Bank are as represented in Section 2.4 and Section 2.5 hereof.

                4.8. Between the Effective Date and the Closing, Purchaser has not:

                        (a) Entered into any contract, agreement, or understanding affecting the Consolidated Operations, or any portion thereof, except in the normal course of business.

                        (b) Except as existing prior to the Effective Date and disclosed to Seller, created, assumed or permitted to exist any mortgage, pledge, lien, or encumbrance affecting the Consolidated Operations, or any portion thereof.

                        (c) Sold, assigned, leased, transferred, or otherwise disposed the Consolidated Operations, or any portion thereof.

                        (d) Except for trade payables in the normal course of business, incurred any indebtedness to any third party.

                4.9. No representation or warranty by Purchaser in this Agreement, no certification furnished to Seller by Purchaser under this Agreement, and no Exhibit or other instrument previously furnished or to be furnished to Seller by Purchaser pursuant to this Agreement or in connection with the transactions contemplated hereunder contains or will contain any untrue statement of material fact, or omits or will omit to state a material fact necessary to make the statements contained herein not misleading.

        5. Statement with Respect to Brokers. Each of the parties hereto represents and warrants to the other that neither such party nor any director, officer or agent of such party, as the case may be, has entered into any agreement for the payment of any brokerage or finder's fees to any person, firm or corporation in connection with the transactions contemplated by this Agreement, and each agrees to indemnify and hold and save the other harmless from any such fees (including reasonable attorneys' fees and other expenses incurred in connection with any such claim) which may be due or asserted by reason of any such agreement or purported agreement by the indemnifying party.

        6.      Pre-Closing Covenants of Seller.

                6.1. Between the Effective Date and the Closing Date, unless otherwise provided in this Agreement, Seller will not, without the written consent of Purchaser:

                        (a) Enter into any contract, agreement, or understanding affecting Seller's FBO except in the normal and usual course of business.

                        (b) Create, assume, or permit to exist any mortgage, pledge, lien, or encumbrance affecting the Purchased
Assets that did not exist on the Effective Date hereof.

                        (c) Sell, assign, lease, transfer, or otherwise dispose of any of the Purchased Assets, except in the normal and usual course of business.

                6.2. Between the date of this Agreement and the Closing Date, Seller will:

                        (a)      Provide Purchaser and Purchaser's
representatives with such information and records relating to, or concerning, the Purchased Assets and the operation of, Seller's FBO as Purchaser may reasonably request.

                        (b) Deliver to Purchaser true, accurate, and complete copies of all documents, instruments, contracts, and agreements listed on the Exhibits attached hereto that are the responsibility of Seller.

                        (c) Prepare or cooperate with Purchaser in the preparation of all documents reasonably necessary to adequately transfer the Purchased Assets from Seller to Purchaser.

                        (d) Cooperate with and assist Purchaser, at Purchaser's sole cost and expense, in any dealing Purchaser may have with local, state, or federal officials relating to the transfer to Purchaser from Seller, or the obtaining by Purchaser, of any licenses, permits, or other regulatory approvals that are necessary or desirable for the operation of Seller's FBO.

        7.      Pre-Closing Covenants of Purchaser.  Between the
Effective Date and the Closing Date, and after the Closing Date with respect to the period between the Effective Date and the Closing Date, Purchaser shall:

                        (a) Provide Seller and Seller's representatives with full access during normal business hours to the all financial books and records relating to, or concerning, the Consolidated Operations (including, without limitation, financial statements, income statements, statements of profit and loss, balance sheets, and documents related to Seller's security interests hereunder), as Seller may reasonably request;

                        (b) Deliver, or cause to be delivered, to Seller true, accurate and complete copies of all documents, instruments, contracts, and agreements listed on the Exhibits hereto, that are the responsibility of Purchaser and/or Panfile.

                        (c) Prepare or cooperate with Seller in the preparation of all documents reasonably necessary to adequately transfer the Purchased Assets from Seller to Purchaser, secure the performance by Purchaser of its obligations under the Notes, and effectuate the assumption by Purchaser of the Assumed
Liabilities.

                        (d) Use its best efforts to preserve favorable relationships with customers, contractors and employees and other persons having business relationships with Purchaser and/or Seller at the Consolidated Operations.

                        (e) Maintain in full force and effect insurance policies and contracts (including, without limitation, general liability, fire and hazard) covering the assets and operation of the Consolidated Operations (including, without limitation, the Purchased Assets), in such amounts and for such coverage as shall be necessary to fully insure such assets for their full replacement value and as is otherwise reasonable and customary in the industry in which the Consolidated Operations are conducted. All such insurance policies shall name Seller as an additional insured, as its interests appear.

                        (f) Provide Seller with true and complete copies of all reports of any and all judgement, docket and lien searches conducted by or on behalf of Purchaser, whether conducted at the request of the Senior Lender, Gulf Coast Bank, or otherwise.

                        (g) Provide Seller with true and complete copies of documents, instruments and certificates evidencing, or otherwise related to, Purchaser's indebtedness to Gulf Coast
Bank.

                        (h) Provide Seller with true and complete copies of documents, instruments and certificates evidencing, or otherwise related to, the Senior Debt.

                        (i) Provide Seller with true and complete copies of documents, instruments and certificates evidencing, or otherwise related to, that certain Three Hundred Thousand Dollar
($300,000) personal loan made to Panfile by the Huntington
National Bank as of the Closing Date.

        8. Conditions Precedent to the Obligation of Purchaser to Close. The obligation of Purchaser to purchase the Purchased
Assets or to otherwise effect the transactions contemplated by this Agreement on the Closing Date is subject, at the option of Purchaser, to the satisfaction or fulfillment, on or prior to the Closing Date, of all of the following conditions precedent to the Closing:

                8.1. The representations and warranties of Seller set forth in this Agreement shall be true and correct in all material respects on and as of the Effective Date.

                8.2. All the terms, conditions, and covenants to be complied with and performed by Seller on or prior to the Closing
Date shall have been complied with or performed in all material respects.

                8.3. Purchaser shall have received on the Closing Date a certificate dated the Closing Date signed on behalf of Seller by its Chief Executive Officer, President, or a Vice President stating that (a) the representations and warranties of Seller set forth in Sections 3.1, 3.2, 3.3, 3.4 and 3.5 hereof are in all material respects true, correct, and accurate as of the Closing Date, and (b) all of the covenants set forth in this Agreement to be performed by Seller on or prior to the Closing
Date have been performed in all material respects.

        9. Conditions Precedent to the Obligations of Seller to Close. The obligation of Seller to sell the Purchased Assets or to otherwise effect the transactions contemplated by this Agreement on the Closing Date is subject, at the option of Seller, to the satisfaction or fulfillment, on or prior to the Closing Date, of all the following conditions precedent to the
Closing:

                9.1. The representations and warranties of Purchaser set forth in this Agreement shall be true and correct in all material respects on and as of the Closing Date.

                9.2. All of the terms, conditions, and covenants to be complied with and performed by the Purchaser on or prior to the Closing Date shall have been complied with and performed in all material respects.

                9.3. Seller shall have received on the Closing Date a certificate dated the Closing Date, executed by Purchaser's
Secretary, certifying as to: (a) Purchaser's Articles of Incorporation; (b) Purchaser's Bylaws, (c) the resolutions of
Purchaser's Board of Directors authorizing the execution and delivery of this Agreement, the performance hereunder, and the transactions contemplated herein (including, without limitation the execution and delivery of the Notes and the Security
Agreement); and (d) the incumbency of officers authorized to execute and deliver this Agreement and the other documents and instruments executed and delivered pursuant hereto, in connection herewith, or contemplated hereby.

                9.4. Seller shall have received on the Closing Date a certificate dated the Closing Date signed on behalf of Purchaser by its Chief Executive Officer, President, or a Vice President stating that all the representations and warranties of Purchaser set forth in this Agreement are in all material respects true, correct, and accurate as of the Closing Date, and (b) all of the covenants set forth in this Agreement to be performed by Purchaser on or prior to the Closing Date have been performed in all material respects.

                9.5. All consents and approvals necessary for transfer, sale and assignment of the Purchased Assets hereunder and for the assumption by Purchaser of the Assumed Obligations, the Contracts and the FBO Lease, shall have been obtained.

        10. Post-Closing Covenants of Seller. Seller hereby covenants and agrees that on and after the Closing Date:

                10.1. Seller will, at the request of Purchaser, from time to time, one or more times, at Purchaser's sole cost and expense, furnish to Purchaser all such documents, instruments, consents, conveyances, assignments, and other writings as shall be reasonably necessary to vest, or to effectively confirm the vesting of, good and marketable title to the Purchased Assets in the Purchaser, or to effectuate the purposes of this Agreement.

                10.2. Any amounts received by Seller on account of Defense Fuel Sales at the Consolidated Operations, which amounts have not been (i) collected by Seller prior to the Closing Date, and paid to Purchaser at Closing, or (ii) set off against Sellers portion of Cash Flow from the Consolidated Operations for March 1996 in accordance with Section 2.3 (c) hereof
(Subsequent Defense Fuels Collections), shall be allocated between Seller and Purchaser on a pro rata basis in accordance with the following:

Purchaser's Share of Subsequent Defense
Defense Fuel Sales not remitted at closing less March, 1996 Cash Flow
Fund Collections =     Defense Fuel Sales not remitted at closing

The Purchaser's Share of Subsequent Defense Fund Collections shall be paid to Purchaser by Seller within five (5) business days of the Sellers receipt of such amounts with the remaining portion of such amounts to be retained by Seller. This practice will continue until an amount equal to all amounts collected by Seller on accounts of Defense Fuel Sales but not paid to Purchaser at Closing, or set off against Sellers portion of Cash Flow from the Consolidated Operations for March 1996, shall have been forwarded to Purchaser.

        11. Post-Closing Covenants of Purchaser. Purchaser and Panfile hereby covenant and agree that on and after the Closing
Date:

                11.1. Purchaser and Panfile, as the case may be, will, at the request of Seller, from time to time, one or more times, at Seller's sole cost and expense (except for filing fees for (i) the renewal of UCC financing statements or (ii) the filing or recording of other security instruments which fees shall be borne by Purchaser), furnish to Seller all such documents, instruments, consents, conveyances, assignments, and other writings as shall be reasonably necessary to evidence or effectuate the transactions contemplated herein, including, without limitation the obligations of Purchaser and Panfile, as the case may be, under and with respect to the Notes, the Security Agreement, the Panfile Guaranty, the Panfile Pledge
Agreement and the Assumed Obligations.

                11.2. Until the Notes have been paid in full, Purchaser shall not, without Seller's prior written consent:

                        (a) Take or enter into any of the following actions if the expenditure, commitment or obligation with respect thereto shall exceed Fifty Thousand Dollars ($50,000) per year, for any single item or for all items listed in this
Section 11.2(a) in the aggregate (excluding amounts owing to Seller under the Notes): (i) any capital expenditure, lease, lease-purchase or other contractual obligation, the termination of any existing or undertaking of any new or expanded business or project, or source of revenue, or other business activity, involving the expenditure or commitment to expend by Purchaser,
(ii) any increase in the Senior Debt or modification of the Senior Loan Documents, and, with the exclusion of the Notes and the other obligations expressly contemplated herein, the incurring or securing of any indebtedness (hereby defined to include all obligations, contingent or otherwise, which in accordance with generally accepted accounting principles should be classified on Purchaser's balance sheet as liabilities, including but not limited to indebtedness for monies due, debts incurred, monies borrowed, guarantees, endorsements and other contingent obligations), and (iii) any bonuses to Purchaser's officers, directors or employees;

                        (b) With the exclusion of security interests granted to Seller and the existing security interest of the Senior Lender under the Senior Loan Documents, grant or permit any mortgage, pledge or encumbrance of a material part of the assets or accounts receivable of the Purchaser (including, without limitation, the Purchased Assets);

                        (c) Sell, transfer, convey, assign or otherwise dispose of any assets of Purchaser (including, without limitation, the Purchased Assets) having a fair market value of more than Ten Thousand Dollars ($10,000) per year, other than sales in the ordinary course of business;

                        (d) Sell, transfer, convey, encumber, retire, purchase or repurchase, issue, or authorize the issuance of capital stock of the Purchaser, or declare or pay of any dividend or distribution thereon or by reason thereof, or effect any change in the rights of the authorized and/or issued capital stock (including treasury shares) of Purchaser;

                        (e)      Merge or consolidate with any other entity;

                        (f) On the occurrence and during the continuance of a default hereunder or under the Notes, enter into of any employment contracts with Purchaser's officers or other employees (other than oral contracts terminable at will or on notice not exceeding ninety (90) days), or enter into any agency or commission contracts with Purchaser's independent contractors or consultants;

                        (g) On the occurrence and during the continuance of a default hereunder or under the Notes, establish or increase the benefits of any deferred compensation, profit sharing, health care (including mental health or physical illness), stock option, pension or retirement arrangement or plan;

                        (h) Establish, dissolve or liquidate any subsidiary, or transfer to any affiliate or subsidiary any assets of Purchaser having a value in excess of Fifty Thousand
Dollars ($50,000) for any single item, or in the aggregate;

                        (i) Settle of any litigation in which Purchaser is a party if the amount in dispute in such litigation is Fifty
Thousand Dollars ($50,000) or more; and

                        (j) Until such time as Purchaser obtains financing from a Senior Lender, the aggregate indebtedness of Purchaser, except for trade payables in the ordinary courses of business, shall not exceed Seven Hundred Fifty Thousand Dollars
($750,000).

                11.3.            Until the Notes have been paid in full,
Purchaser shall:

                        (a) Provide Seller and Seller's representatives with full access, at Seller's expense, during normal business hours to all financial books and records relating to, or concerning, the Consolidated Operations (including, without limitation, financial statements, income statements, statements of profit and loss, balance sheets, and documents related to Seller's security interests hereunder), as Seller may reasonably request, but not more than quarterly, except during such periods as Seller shall be entitled (or, in accordance with this Agreement, may elect) to receive Sellers portion of Cash Flow from the Consolidated Operations during which time Seller shall be entitled to such information on a monthly basis;

                        (b) Use its best efforts to preserve favorable relationships with customers, contractors and employees and other persons having business relationships with Purchaser and/or Seller at the Consolidated Operations;

                        (c) Maintain in full force and effect insurance policies and contracts (including, without limitation, general liability, fire and hazard) covering the assets and operation of the Consolidated Operations, in such amounts and for such coverage as shall be necessary to fully insure such assets for their full replacement value and as is otherwise reasonable and customary in the industry in which the Consolidated Operations are conducted. All such insurance policies shall name Seller as an additional insured, as its interests appear;

                        (d) Pay and perform, when due, all obligations to Senior Lender under, or otherwise with respect to, the Senior
Debt;


                (e) Pay and perform, when due, all obligations to Gulf Coast Bank;

                        (f) Pay and perform, when due, any and all obligations for money owed; and

                        (g) Perform all obligations (including, without limitation, all payment obligations), and keep all covenants under and otherwise with respect to the then current lease with the Levee Board for the Consolidated Operations or any other operations or leasehold interest of Purchaser at the Airport.

                11.4. Within ten (10) days after the Closing Date, Purchaser and Panfile shall demonstrate to Sellers reasonable satisfaction that the security interests in favor of Gulf Coast
Bank described in Section 2.4 and Section 2.5 hereof are as represented therein.

                11.5. As soon as the same are available, Purchaser shall provide Seller with true and correct copies of all documents and instruments evidencing, or otherwise related to, the Senior Debt (the "Senior Loan Documents").

        12. Survival of Warranties, Representations and Covenants. Each of the representations, warranties, and covenants made by Seller and Purchaser contained in this Agreement shall survive the Closing.

        13. Noncompetition Agreement. In addition to and contingent upon the sale of the Purchased Assets by Seller to Purchaser on the Closing Date as provided in this Agreement, and in consideration of the mutual benefits accruing hereunder and contingent on Purchaser making all payments required at Closing and under the Notes on a timely basis, and complying in all material respects with its other obligations under this Agreement, Seller agrees that, for a period of two (2) years after the Closing Date, neither Seller, nor any subsidiary of Seller, shall participate, directly or indirectly, as an owner, principal, shareholder, partner, trustee, fiduciary, or in any such similar capacity in any activity directly competitive with Purchaser's conduct of the Consolidated Operations at the Airport using the Purchased Assets, within a twenty-five (25) mile radius of the Airport (the "Restricted Territory"). This agreement not to compete shall include the agreement of Seller not to (A) request any customers of Purchaser to curtail or cancel their business with Purchaser at the Consolidated Operations at the Airport, (B) induce, or attempt to influence, any employee of Purchaser to terminate employment with Purchaser or to enter into any employment or business relationship with any other person or entity (including Seller), or (C) to interfere with or disrupt any of Purchaser's relationships with suppliers.

        14.     Indemnification.

                14.1. Seller covenants and agrees to indemnify and save and hold Purchaser harmless at all times after the Closing in respect of any and all claims, liabilities, loss, cost, damage and expense, including reasonable attorneys' fees and expenses (collectively, "Damages") arising from, by reason of or in connection with (i) any untruth, breach or inaccuracy in any material respect of any representation or warranty of Seller set forth in this Agreement or in any certificate or other instrument provided by Seller pursuant to this Agreement and
(ii) any breach or failure to perform with respect to any covenant of Seller under this Agreement. No claim will be made or recovery had for any matter of which Purchaser had actual or constructive knowledge on the Closing Date.

                14.2. Purchaser covenants and agrees to indemnify and save and hold Seller harmless at all times after the Closing in respect of any and all claims, liabilities, loss, cost, damage and expense, including reasonable attorneys' fees and expenses (collectively, "Damages") arising from, by reason of or in connection with (i) any untruth, breach or inaccuracy in any material respect of any representation or warranty of Purchaser set forth in this Agreement or in any certificate or other instrument provided by Seller pursuant to this Agreement and
(ii) any breach or failure to perform with respect to any obligation or covenant Purchaser under this Agreement. No claim will be made or recovery had for any matter of which Seller had actual or constructive knowledge on the Closing Date.
                14.3. Promptly after receipt by an indemnified party under Section 14.1 or 14.2 of notice of the commencement of any action in or before any court or administrative agency (a
"Proceeding") against it, such indemnified party shall, if a claim in respect thereof is to be made against an indemnifying party under such Section, give notice to the indemnifying party of the commencement thereof, but the failure so to notify the indemnifying party shall not relieve the indemnifying party of any liability that it may have to any indemnified party except to the extent the indemnifying party demonstrates that the defense of such action is prejudiced thereby. In case any such Proceeding shall be brought against an indemnified party and it shall give notice to the indemnifying party of the commencement thereof, the indemnifying party shall be entitled to participate therein and, to the extent that it shall wish (unless the indemnifying party is also a party to such Proceeding and the indemnified party determines in good faith that joint representation would be inappropriate), to assume the defense thereof with counsel satisfactory to such indemnified party and, after notice from the indemnifying party to such indemnified party of its election so to assume the defense thereof, the indemnifying party shall not be liable to such indemnified party under such Section 14.1 or 14.2, as the case may be, for any fees of other counsel or any other expenses with respect to the defense of such Proceeding, in each case subsequently incurred by such indemnified party in connection with the defense thereof, other that reasonable costs of investigation. If an indemnifying party assumes the defense of such a Proceeding, (a) no compromise or settlement thereof may be effected by the indemnifying party without the indemnified party's consent unless (i) there is no finding or admission of any violation of legal requirements applicable to the indemnified party or the Consolidated Operations under federal, state or local laws and/or regulations or any violation of the rights of any person, and no effect on any other claims that may be made against the indemnified party and (ii) the sole relief provided is monetary damages that are paid in full by the indemnifying party and (b) the indemnifying party shall have no liability with respect to any compromise or settlement thereof effected without its prior written consent, which consent shall not be unreasonably withheld. If notice is given to an indemnifying party or the commencement of any Proceeding and it does not, within ten (10) days after the indemnified party's notice is given, give notice to the indemnified party of its election to assume the defense thereof, the indemnifying party shall be bound by any determination made in such Proceeding or any compromise or settlement thereof effected by the indemnified party.
Notwithstanding the foregoing, if an indemnified party determines in good faith that there is a reasonable probability that a Proceeding may adversely affect it or its affiliates other than as a result of monetary damages, such indemnified party may, by notice to the indemnifying party, assume the exclusive right to defend, compromise or settle such Proceeding, but the indemnifying party shall not be bound by any determination of a Proceeding so defended or any compromise or settlement thereof effected without its prior written consent, which consent shall not be unreasonably withheld.

        15. Condition of the Seller's FBO and Purchased Assets; Independent Investigation. Prior to the date of this Agreement, Purchaser has had complete freedom of access to Seller's FBO and all of Seller's books, records, contracts, agreements related to the ownership, operation and maintenance of the Seller's FBO, as well as to Seller's personnel involved with the ownership, operation and maintenance of the Seller's FBO. During the period from the Effective Date of this Agreement to the Closing Date or termination of this Agreement, Purchaser shall be given continued access to Seller's FBO, the Purchased Assets, the Contracts, and all books and records relating thereto, all as part of the Consolidated Operations maintained and operated by Purchaser. In making the decision to enter into this Agreement and to consummate the transactions contemplated hereby, Purchaser has relied, and may rely, only on Seller's express representations and warranties set forth in this Agreement, and Purchaser has not relied, and may not rely, on any other representations, warranties, or statements by Seller, its offices, directors or employees or on the representations, warranties or statements of any other person or entity. As to all other matters not described herein, Purchaser has relied and will rely solely on the basis of its own independent investigation of Seller's FBO and the Purchased Assets, including, without limitation, the condition of the Purchased Assets and the physical and environmental condition of Seller's FBO. PURCHASER ACKNOWLEDGES THAT SELLER HAS NOT MADE, AND
SELLER HEREBY EXPRESSLY DISCLAIMS AND NEGATES ANY OTHER REPRESENTATION OR WARRANTY, EXPRESS, IMPLIED, STATUTORY OR OTHERWISE, RELATING TO THE PHYSICAL CONDITION OF THE PURCHASED ASSETS AND THE OTHER REAL AND PERSONAL PROPERTY CONSTITUTING SELLER'S FBO (INCLUDING, WITHOUT LIMITATION, ANY IMPLIED OR
EXPRESS WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE) AND FURTHER, PURCHASER ACCEPTS ALL OF THE PURCHASED
ASSETS IN THEIR "AS IS" AND "WHERE IS" CONDITION.

        16. Seller's Damages on Purchaser's Breach. On Purchaser's default in payment of any amount due under the Notes (which default is not cured within the period provided in the Notes), Seller may elect, in its sole and absolute discretion, in lieu of the payments due under the Notes for each month during which such payment default continues, to receive from Purchaser (and, on such election by Seller, Purchaser shall be obligated to pay to Seller) an amount equal to thirty-five percent (35%) of Cash Flow from the Consolidated Operations for each month during which such default continues, such amount to be paid within fifteen (15) after the last day of each such month; provided, however, that if Cash Flow from the Consolidated Operations exceeds Seven Hundred Thousand Dollars ($700,000) for the fiscal year of Purchaser in which such default occurs, then Seller shall receive (in the aggregate taking into account the thirty-five percent (35%) of Cash Flow herein above referenced) forty percent (40%) of Cash Flow from the Consolidated Operations for each month that Purchaser was in default in such fiscal year and Seller made the election described in this Section 16, all such amounts being due and payable within sixty (60) calendar days after the last day such fiscal year.

        17.     Miscellaneous.

                17.1. Right of First Refusal to Purchase. In the event Purchaser shall receive from a third party at any time before the Notes are paid in full a bona fide offer (the "Third
Party Offer") to purchase the Consolidated Operations, or any portion thereof, including without limitation, the Purchased
Assets (the "Offered Assets") at a specified price, whether such price be first fixed by Purchaser or the third party, and Purchaser shall decide to sell same for such amount, Purchaser shall promptly give to Seller notice of the terms of such Third
Party Offer and of Purchaser's willingness to sell for the price offered, and Seller shall have the first refusal and privilege
(which will hereafter be referred to as an "option") of purchasing said Offered Assets at the price and under the terms set forth in the Third Party Offer; such option to be exercised by Seller's notifying Purchaser in writing, within ten (10) days after Seller receives such notice from Purchaser, that it will purchase said Offered Assets for the amount and under the terms specified in the Third Party Offer; provided, however, that, unless Seller shall agree to the contrary, the closing of any purchase by Seller pursuant to this Section 17.1 shall occur not later than sixty (60) days after Seller's notice to Purchaser of Seller's determination to exercise its option hereunder.

                        In the event Seller shall not give Purchaser notice, within said ten (10) day period, of its election to purchase for the amount and under the terms specified in the Third Party Offer, Purchaser may thereafter sell the said
Offered Assets to the party making the Third Party Offer. If for any reason the said Offered Assets are not sold to the party making the Third Party Offer, for the purchase price and under the terms and conditions set forth therein, within one hundred
(120) days from Seller's receipt of notice of the Third Party
Offer hereunder, the restrictions set forth in this Section 17 shall again apply to any proposed sale of the Consolidated Operations, or any portion thereof, by Purchaser to any subsequent potential bona fide purchaser, including, without limitation the party having made the expired Third Party Offer.

                        The giving by Seller of the notice of the exercise of any purchase option herein before granted shall fix or determine the right of Seller to purchase the Offered Assets included in the option which Seller elects to exercise, and the obligation of Purchaser to sell the same on the same terms and conditions set out in the bona fide Third Party Offer; provided, however, that the closing of any purchase by Seller pursuant to this Section 17.1 shall be not later than sixty (60) days after Seller's notice to Purchaser of Seller's determination to exercise its option hereunder.

                        On the sale by Purchaser of all or part of the Consolidated Operations, including the assets comprising the Consolidated Operations, the Notes shall become immediately due and payable.

                17.2. Entire Agreement. This Agreement, together with the Schedules and executed Exhibits hereto, embodies the entire agreement and understanding of the parties hereto and supersedes all previous agreements, arrangements, and understandings concerning the subject of this Agreement.

                17.3. Amendments. No amendment to this Agreement, no waiver of compliance with any provision or condition hereof, and no consent provided for herein will be effective unless evidenced by an instrument in writing executed by the appropriate party or parties. No waiver by any party of any condition or other breach of any term, covenant, representation, or warranty contained in this Agreement in any one or more instances shall be deemed to be or construed as a waiver of any other condition or of the breach of any other term, representation, covenant, or warranty contained in this Agreement.

                17.4. Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their successors and assigns. Neither party may assign its right or delegate its obligations hereunder without the prior written consent of the other party, which consent shall not be unreasonably withheld. The foregoing notwithstanding, Seller may assign the Notes, and its right to receive payment thereunder, together with the security therefor, without the prior written consent of Purchaser.

                17.5. Notices. Any notice or other communication required or permitted to be given to the parties hereto shall be in writing and shall be deemed to have been given if hand-delivered, or mailed by certified or registered mail, return receipt requested, first class postage prepaid, or by telephone facsimile addressed as follows:

                if to Seller:

                        Aero Services International, Inc.
                        660 Newtown-Yardley Road
                        Newtown, Pennsylvania  18940
                        Attn:  Mr. James Affleck
                        FAX (215) 968-6010

                        with copy to:

                        Eckert Seamans Cherin & Mellott
                        213 Market Street
                        Harrisburg, Pennsylvania  17101
                        Attn:  Christopher M. Cicconi, Esq.
                        FAX (717) 237-6019

                if to Purchaser:

                        Jason IV Aviation, Inc.
                        4700 Airport Road
                        Cincinnati, Ohio  45226
                        Attn:  Mr. Ken Allison
                        FAX (513) 871-1464

                        with copy to:

                        Simon, Peragine, Smith & Redfearn, L.L.P.
                        30th Floor Energy Centre
                        1100 Poydras Street
                        New Orleans, Louisiana  70163-3000
                        Attn:  Guy W. Smith, Esq.
                        FAX (504) 569-2999

or at such other address or FAX number as the parties hereto may from time to time designate in writing.

                17.6. Expense of Sale. Each of Seller and Purchaser shall each bear its own expenses in connection with the negotiation and consummation of this Agreement.

                17.7. Risk of Loss of Undelivered Assets. If and to the extent that any of the Purchased Assets have not been delivered to Purchaser prior to the Closing, the risk of ownership and loss of such undelivered assets, if any, and only those assets, shall belong to Seller through Closing.

                17.8. Senior Debt; Effect of Default with Respect to Senior Lender, Gulf Coast Bank, or Otherwise. Purchaser shall assure, and the Senior Loan Documents shall require, that the Senior Lender provide Seller with copies of any and all notices of default by Purchaser under or with respect to the Senior Debt. Purchaser's default under any of its obligations to Senior Lender, Gulf Coast Bank (other than a covenant default to Gulf Coast Bank that may be occasioned exclusively by the granting of the security interest to Seller under Section 2.4 or
Section 2.5 hereof), or otherwise with respect to monies owed, or under the then current lease with the Levee Board shall constitute a default by Purchaser under this Agreement.

                17.9. Captions. Captions and section headings contained in this Agreement are for convenience only, do not form a part of this Agreement, and do not define, restrict, or expand the text to which they refer.

                17.10. Governing Law. This Agreement shall be governed by and constructed and enforced in accordance with the internal laws of the State of Louisiana.

                17.11. Consent to Jurisdiction. For the purposes of any action or proceeding arising out of or based on this Agreement, the other documents and instruments executed in connection herewith, and/or transactions contemplated herein, Purchaser and Seller hereby irrevocably submit to the jurisdiction of the courts of the State of Louisiana and of the United States District Court for the Eastern District of
Louisiana.

                17.12. Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be an original, but such counterparts together shall constitute one and the same instrument.

                17.13. Recitals Incorporated. The recitals appearing before Section 1 of this Agreement constitute a material part of this Agreement, and are expressly incorporated herein by reference.

                17.14. Allocation of Purchase Price. The Purchase Price shall be allocated among the Purchased Assets as set forth in Schedule 17.14 hereto, and Purchaser shall file the appropriate documents or forms with the United States Internal
Revenue Service reflecting the same.

                17.15. Non-Monetary Default. On the failure of either party hereto to observe, perform or keep any of its covenants or obligations under this Agreement (other than a payment default hereunder or under the Notes, which payment default shall be subject to the applicable cure provisions of this Agreement and the Notes), or should any representation or warranty of such party prove to be untrue (collectively a "Non-
Monetary Default"), which Non-Monetary Default is not cured within thirty (30) days after written notice thereof from the non-breaching party, the breaching party shall be in default hereunder. The foregoing notwithstanding, if a Non-Monetary
Default cannot be cured within the said thirty (30) day cure period, but the breaching party demonstrates to the reasonable satisfaction of the non-breaching party that the breaching party is using its best efforts to cure such Non-Monetary Default, the cure period for such Non-Monetary Default shall be extended for an additional thirty (30) days.

        IN WITNESS WHEREOF, the parties hereto, intending to be legally bound, have executed this Agreement on the day, month, and year first above written.


Witness/Attest:           AERO SERVICES INTERNATIONAL, INC.


B. R. Adkins              By:     R. T. Brant

                          Its:    Chairman & CEO


                                         JASON IV AVIATION, INC.


Kerry Wilt                             By:     Orlando E. Panfile

                                       Its:    President



Kerry Wilt                             Orlando E. Panfile

                                  Orlando E. Panfile
                            Sole Stockholder of Jason IV Aviation, Inc.